Exhibit 3.33

CERTIFICATE OF LIMITED PARTNERSHIP

OF

W2007 ACEP FIRST MEZZANINE A BORROWER, L.P.

This Certificate of Limited Partnership of W2007 ACEP First Mezzanine A Borrower, L.P. (the “Partnership”), dated as of February 7, 2008, is being duly executed and filed by W2007 ACEP First Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.             Name.  The name of the limited partnership formed hereby is W2007 ACEP First Mezzanine A Borrower, L.P.

2.             Registered Office and Registered Agent.  The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.             Registered Agent.  The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             General Partner.  The name and business address of the sole general partner of the Partnership are as follows:

NAME	ADDRESS
W2007 ACEP First Mezzanine	85 Broad Street
A Gen-Par, L.L.C.	10th Floor
New York, NY 10004

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

W2007 ACEP First Mezzanine A Gen-Par, L.L.C.

By:	/s/ Alan Kava
Name: Alan Kava
Title: Authorized Person